UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): March 29, 2018

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Charles Ewing Boulevard, Ewing, New Jersey		08628
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 806-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On March 29, 2018, Church & Dwight Co., Inc. (the “Company”) executed a Credit Agreement (the “Credit Agreement”) among the Company, the initial lenders named therein, Bank of America, N.A., as lead administrative agent and Wells Fargo Bank, National Association, as co-administrative Agent. The Credit Agreement replaced the Company’s prior $1.0 billion unsecured revolving credit facility and provides for a $1.0 billion unsecured revolving credit facility. The Company has the ability to increase the size of the facility by up to an additional $600 million, subject to certain conditions, including the receipt of additional commitments from lenders. Unless extended, the Credit Agreement will terminate and all amounts outstanding under the Credit Agreement will be due and payable on March 29, 2023.

Interest on the Company’s borrowings under the Credit Agreement will accrue at a per annum rate equal to the sum of (x) either (at the Company’s option) (i) the adjusted LIBOR rate (generally, the LIBOR rate for an interest period selected by the Company and adjusted for statutory reserves) or (ii) the Base Rate (generally equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate” and (c) the adjusted LIBOR rate for an interest period of one-month plus 1.00%), in any case not less than zero, plus (y) the applicable margin. The applicable margin is determined based upon the corporate credit rating of the Company and ranges from 0.875% to 1.500% per annum, in the case of any borrowing bearing interest by reference to the adjusted LIBOR rate, and 0% to 0.50%, in the case of any borrowing bearing interest by reference to the Base Rate. In addition, the Company will bear certain customary fees, including a commitment fee, determined based upon the corporate credit rating of the Company and ranging from 0.070% to 0.175% per annum on the aggregate unused commitments under the Credit Agreement, and additional issuance fees and participation fees in respect of any letters of credit issued under the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including restrictions on the following: liens, investments, subsidiary indebtedness, fundamental changes, asset dispositions, changes in the nature of the business, affiliate transactions, burdensome agreements and use of proceeds.

Under the Credit Agreement, the Company is required to maintain its leverage ratio, defined as the ratio of its Consolidated Funded Indebtedness (as defined in the Credit Agreement) to EBITDA, at a level no greater than 3.75 to 1.00 (or, to the extent the Company or any Subsidiary has consummated a material acquisition , (i) at a level no greater than 4.25:1.00 for the 12 month period commencing on the date the Company or any Subsidiary consummates the first material acquisition after the closing date and (ii) at a level no greater than 4.25:1.00 for the 12 month period commencing on the date the Company or any Subsidiary consummates any additional material acquisition, provided that the Company has maintained a leverage ratio of 3:75:1.00 or less during each of the immediately preceding four consecutive fiscal quarters before the date of such additional material acquisition).

The Credit Agreement also contains customary events of default, including failure to make certain payments under the Credit Agreement when due, breach of covenants, materially incorrect representations and warranties, default on other material indebtedness, events of bankruptcy, material adverse judgments, certain events relating to pension plans, the failure of any of the loan documents to remain in full force and effect and the occurrence of any change in control with respect to the Company.

Certain parties to the Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to the Company from time to time. The foregoing summary of the Credit Agreement is qualified in all respects by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this report.

ITEM 1.02.	Termination of a Material Definitive Agreement.

On March 29, 2018, in connection with its entry into the Credit Agreement described in Item 1.01 of this report, the Company terminated its Credit Agreement dated as of December 4, 2015, among the Company, the initial lenders named therein, Bank of America, N.A., as administrative agent, and the other parties thereto (the “2015 Credit Agreement”). The 2015 Credit Agreement provided for a $1.0 billion unsecured revolving credit facility. In connection with the termination of the 2015 Agreement, the Company repaid all amounts outstanding thereunder.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The information contained in Item 1.01 of this current report on Form 8-K is by this reference incorporated in this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Credit Agreement dated March 29, 2018, among Church & Dwight Co., Inc., the initial lenders named therein, Bank of America, N.A., as lead administrative agent, swing line lender, and L/C issuer, Wells Fargo Bank, National Association, as co-administrative agent, syndication agent and swing line lender, SunTrust Bank, as syndication agent and swing line lender, Bank of Montreal, Deutsche Bank Securities Inc., HSBC Bank USA, National Association, The Bank of Nova Scotia and The Bank of Tokoyo-Mitsubishi UFJ, LTD., as documentation agents, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: March 29, 2018	By:	/s/ Patrick de Maynadier
	Name:	Patrick de Maynadier
	Title:	Executive Vice President, General Counsel and Secretary